MIDDLESEX WATER COMPANY FILES RATE REQUEST

ISELIN, N.J., April 1, 2015 -- Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, has filed a request with the New Jersey Board of Public Utilities (NJBPU) for a general increase in water rates for its Middlesex system in New Jersey. The utility is requesting a rate adjustment of approximately 13.53%, or $9.5 million over current revenues to recover costs for repairs and upgrades to its drinking water infrastructure and to cover costs of increases in chemicals, fuel, electricity, technology, taxes, labor, benefits and other factors impacting required utility operating income.  Middlesex Water operates and maintains over 740 miles of water main, as well as water production and storage facilities in eastern Middlesex County, New Jersey.

Upon filing of this rate increase request, the proposal will next be reviewed, analyzed and investigated by the NJBPU and various other intervening entities. The rate setting process includes a public hearing on this matter, which will be held in the company's service area before a decision is made. If the rate increase request is approved in its entirety, the average residential customer using 17,200 gallons of water per quarter would see their bill increase by $22.76 per quarter, or less than twenty-five cents a day.

"The cost to prudently maintain the integrity of the infrastructure and operations of water utilities has gained recent national attention. As a 118-year old utility, the regulatory compact and the rigorous rate-setting process in New Jersey are important elements of Middlesex Water Company’s ability to continue to maintain the health, safety and reliability of the water supply at appropriate rates to our customers,” said Dennis W. Doll, Middlesex Water President and CEO.

Customers may obtain additional information about this rate filing on the Company's website at www.middlesexwater.com under the heading Current NJ Regulatory Filings.

Middlesex Water Company (the Middlesex system), organized in 1897, presently serves 60,000 retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company also provides service under contract to the Borough of Highland Park, the Old Bridge Municipal Utilities Authority, the Township of Marlboro, the City of Rahway and the Township of East Brunswick. The increase will affect only the retail and contract customers listed above.

About Middlesex Water Company

Middlesex Water Company is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

CONTACT:

Bernadette Sohler, Vice President - Corporate Affairs

Middlesex Water Company

(732) 638-7549